MANTECH INTERNATIONAL CORPORATION

FORM OF

Executive Term Sheet

For 2005 Incentive Compensation Plan

         [Name] [Date]

        The Compensation Committee of the Board of Directors (the “Committee”) has determined that you are eligible to participate in the Company’s 2005 Incentive Compensation Plan (the “Plan”). Your participation shall be subject to the terms and conditions of this Term Sheet and of the Plan. A copy of the Plan is attached to this Term Sheet. All capitalized terms in this Term Sheet have the meanings ascribed to them in the Plan.

        Target Award. The Committee has established a Target Award for you of [x]% of your base salary. The Target Award is the amount of incentive compensation that you will earn if 100% of your Participant Goals are achieved.

        Calculation of Incentive Compensation. A calculation worksheet is attached to this Term Sheet as Exhibit A. Also included on the calculation worksheet are your Participant Goals and weighting factors, as approved by the Committee. [The amount of incentive compensation you earn, if any, will be determined by converting the Business Unit Performance Score to an Award Percentage using the conversion table included on Exhibit A. The Award Percentage will then be adjusted by the Company Performance Score, resulting in a Final Score.] (for subsidiary and business unit presidents) OR [The amount of incentive compensation you earn, if any, will be determined by converting your Other Participant Goal Performance Score to an Award Percentage using the conversion table included on Exhibit A, resulting in a Final Score] (for corporate based participants). The Final Score will then be multiplied by your base salary to yield the incentive bonus payment earned hereunder.

o	If the Company Performance Score does not meet or exceed 85%, then no incentive compensation will be paid hereunder.

o	The maximum total incentive compensation that you can earn hereunder is an amount equal to 150% of your Target Award.

o	Any bonus earned will be paid in accordance with the provisions of the Plan and the Company’s practices, in a lump sum cash payment after the financial results for 2005 have been finally determined.

        Unless the Committee, in its discretion, determines otherwise, your rights to receive the bonus will be forfeited if you are not still an employee of the Company on December 31, 2005. Consistent with the terms of the Plan, the Committee may adjust the bonus payment amount if it deems an extraordinary reason exists. Notwithstanding anything else herein, no incentive compensation earned hereunder shall be paid until formally approved by the Committee. The Company will withhold an appropriate amount from the bonus for the payment of all applicable withholding taxes.

         ManTech International Corporation

         By:______________________________

         Title:_____________________________